                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               VALLEY MEDIA, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO OF VALLEY MEDIA]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 11, 2000

                               ----------------

To the Stockholders
of Valley Media, Inc.:

   The Annual Meeting of the Stockholders of Valley Media, Inc. (the "Company") will be held at the Heidrick Ag History Center, 1962 Hays Lane, Woodland, California on Friday, August 11, 2000, at 10:00 a.m. Pacific Daylight Time for the following purposes:

     1. To elect two directors to serve for a three-year term or until their successors have been elected and qualified.

     2. To approve an amendment to the Company's Amended and Restated 1997 Stock Option Plan increasing the number of shares that may be issued pursuant to awards granted under the plan.

     3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for fiscal 2001.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on June 15, 2000 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's offices at 1280 Santa Anita Court, Woodland, California 95776, for ten days prior to the meeting.

                                          By Order of the Board of Directors

                                          Sachin Adarkar
                                          Secretary

June 22, 2000


 YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                               VALLEY MEDIA, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

   The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Valley Media, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of the Stockholders of the Company, to be held at the Heidrick Ag History Center, Woodland, California on August 11, 2000, at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"), for the reasons set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on June 15, 2000 are entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding 8,453,291 shares of common stock. Holders of common stock are entitled to one vote for each share held.

   If the enclosed form of proxy is properly signed and returned, the shares that the proxy represents will be voted at the Annual Meeting in accordance with the instructions specified on the proxy. If the proxy does not specify how the shares are to be voted or withhold authority to vote on any matter, the proxy will be voted FOR the election of the two directors proposed by the Board, FOR an amendment to the Company's Amended and Restated 1997 Stock Option Plan (the "Plan") increasing the number of shares that may be issued pursuant to awards granted under the Plan and FOR the ratification of Deloitte and Touche LLP as independent auditors of the Company for fiscal 2001. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting.

   A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the approval of the amendment to the Amended and Restated 1997 Stock Option Plan and for the ratification of the selection of Deloitte & Touche LLP as independent auditors of the Company for fiscal 2001. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Broker non-votes are considered as shares not entitled to vote with respect to a matter, but are counted toward the establishment of a quorum.

   The expense of soliciting proxies will be paid by the Company. The Company anticipates that the amount of such expense will not exceed the amount normally expended for an election of directors in the absence of a contest, including the costs represented by salaries and wages of regular employees and officers. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies; in such cases, the Company may reimburse such holders for their reasonable expenses.

   This Proxy Statement was first mailed to stockholders on or about June 30, 2000.

                                    ITEM 1:

                             ELECTION OF DIRECTORS

Nominees

   Directors of the Company are elected to serve three-year terms on the Board. At the Annual Meeting two directors will be elected, each to hold office until a successor is elected and qualified, or until the death, resignation or removal of the director. The two persons whom the Board has nominated are Barnet J. Cohen and Christopher Mottern. Shares represented by the accompanying proxy will be voted for the election of these two nominees unless the proxy is marked in such a manner as to withhold authority so to vote. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee is for any reason unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

Directors and Nominees for Election at the 2000 Annual Meeting

   Barnet J. Cohen, 53, is the founder of the Company and has been Chairman of the Board from its formation. He served as Chief Executive Officer from March 1979 until December 1997, and has served as acting Chief Executive Officer since June 2000.

   Christopher Mottern, 56, is a member of the Board of Directors, chairman of the Audit Committee and a member of the Compensation Committee. He has been a member of the Board since March 1997. Mr. Mottern has served as the President and Chief Executive Officer of Peet's Coffee and Tea, Inc. since May 1997.
Mr. Mottern served as President of Heublein Wines from July 1992 to September 1996.

Directors Whose Terms Expire at the 2001 Annual Meeting

   Wendy Paskin-Jordan, 43, has been a member of the Board since December 1998. She became a member of the Audit and Compensation Committees in May 1999. Ms. Paskin-Jordan has served as principal of Paskin & Kahr Capital Management, an investment management firm, since August 1998, and as principal of Jordan & Torres LLC, a consulting firm, since August 1998. From January 1995 to July 1998 she served as a Managing Director and Partner for Montgomery Asset Management.

   James Sha, 46, is a member of the Board of Directors and a member of the Audit Committee. He has been a member of the Board since June 1998. Mr. Sha has served as a general partner of Apogee Venture Group, LLC, an investment and management-consulting firm, since October 1998. He served as Senior Vice President of Commerce Applications for Netscape Communications Corporation from August 1998 to October 1998, and as Vice President, Unix Division, for Oracle Corporation from June 1990 to August 1998. Mr. Sha is a director of Abovenet Communications Inc.

Directors Whose Terms Expire at the 2002 Annual Meeting

   Robert R. Cain, 46, served as the Company's President from January 1993 to May 2000 and as its Chief Executive Officer from December 1997 to May 2000. Mr. Cain has been a member of the Board of Directors since February 1995.

   Lawrence Archibald, 54, is a member of the Board of Directors and chairman of the Compensation Committee. He has been a member of the Board since March 1997. Mr. Archibald owned and operated Stereophile, Inc., which published a variety of music reference magazines, from March 1982 to June 1998, when Stereophile sold substantially all of its assets to Valley Media, Inc.

Committees of the Board of Directors

   The Board met a total of five times in fiscal 2000. The Board currently has two committees, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee. The Audit

Committee selects the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews the Company's interim and year-end operating results with management and the independent accountants, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The members of the Audit Committee are Messrs. Mottern and Sha and Ms. Paskin-Jordan. Mr. Mottern is the chairman of the Audit Committee. The Audit Committee met three times in fiscal 2000. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The members of the Compensation Committee are Messrs. Archibald and Mottern and Ms. Paskin-Jordan. Mr. Archibald is the chairman of the Compensation Committee. The Compensation Committee met four times in fiscal 2000.

   During fiscal 2000, Mr. Sha attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held and (2) the total number of meetings held by all committees of the Board on which he served. Each of the remaining directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served during fiscal 2000.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee was formed in March 1997. Two of the original Committee members, Mr. Archibald, who is the chairman of the Committee, and Mr. Mottern, are not and have never been officers or employees of the Company. Mr. Cohen, who originally was the third member of the Committee, has been Chairman of the Company since its formation and served as the Company's Chief Executive Officer from March 1979 to December 1997 and as the acting Chief Executive Officer from June 2000. In May 1999, Mr. Cohen was replaced by Ms. Paskin-Jordan, who is not and has never been an officer or employee of the Company.

Compensation of Directors

   Directors who are not currently employees of the Company receive (a) an annual retainer of $5,000, payable quarterly, (b) $1,000 per Board meeting attended and (c) $500 per committee meeting attended, if such meeting is held separately from the Board meeting. In addition, non-employee directors are reimbursed for reasonable expenses incurred in connection with attending each Board meeting and are eligible to receive stock options under the Company's Amended and Restated 1997 Stock Option Plan. During fiscal 2000, each director other than Mr. Cain, was granted an option under the Plan to purchase 8,040 shares of common stock. The exercise price of the options granted to Messrs. Archibald, Mottern, Sha and Ms. Paskin-Jordan was $7.125 per share, which represented the fair market value of the common stock as of the date of grant. The exercise price of the option granted to Mr. Cohen was $7.838 per share, which represented 110% the fair market value of the common stock as of the date of grant. Each of these options was fully vested as of the date of grant.

Executive Compensation

   The following table sets forth information as to compensation paid or accrued by the Company for fiscal 2000, 1999 and 1998 to its Chief Executive Officer and each of its five other most highly compensated executive officers, including one executive officer who resigned from the Company in fiscal 2000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                      Long-Term          All Other
                                       Annual Compensation           Compensation     Compensation($)
                             --------------------------------------- ------------ ------------------------
                                                                      # of Stock
                                                      Other Annual     Options
Name and Principal Position  Year Salary($) Bonus($) Compensation($)   Granted    401K($) ESOP($) Other($)
---------------------------  ---- --------- -------- --------------- ------------ ------- ------- --------
Barnet J. Cohen ........
 Chairman of the Board       2000 $336,346       --         --           8,040    $3,962     --
 and acting Chief            1999  450,000  $ 60,480        --             --      6,258  $1,600
 Executive Officer           1998  406,923   166,263        --             --      5,612   1,600

Robert R. Cain(1) ......     2000  348,942       --      $4,041(2)      49,000     4,500     --
 President and Chief         1999  321,692   187,081        --          16,080     4,100   1,600
 Executive Officer           1998  273,077   111,462        --             --      4,366   1,600

Kenneth Alterwitz(3) ...     2000  165,462       --         --           8,040     3,783     --   $306,237(4)
 Senior Vice President,      1999  215,000    70,305        --           8,040     4,929   1,600
 Sales and Marketing         1998  192,712    62,860     14,153(5)       8,040     4,137   1,600

J. Randolph Cerf(6).....
 Senior Vice President,      2000  207,807       --         --          14,000     2,569     --
 Chief Financial Officer     1999  165,462    47,700        --           8,040     3,477   1,600
 and Secretary               1998  152,000    38,000        --           8,040     3,140   1,570

Melanie Cullen .........
 Senior Vice President       2000  168,232       --         --          28,040     3,736     --
 and                         1999  137,231    38,151        --           8,040     3,315   1,600
 Chief Operating Officer     1998  125,604    33,887        --           8,040     2,672   1,336

John Kordic ............     2000  155,154       --         --           8,040     3,866     --
 Senior Vice President,      1999  142,615    38,151        --           8,040     3,006   1,600
 Operations                  1998  122,885    32,663        --           8,040     1,754   1,269

--------
(1) Mr. Cain resigned from his position as the Company's President and Chief Executive Officer in May 2000.
(2) Represents premiums paid by the Company on a disability insurance policy.
(3) Mr. Alterwitz resigned from his position as the Company's Senior Vice President, Sales and Marketing in December 1999.
(4) Represents amounts paid pursuant to a severance agreement between Mr. Alterwitz and the Company and a separation and consulting agreement between Mr. Alterwitz and the Company.
(5) Represents payment of sales commissions.
(6) Mr. Cerf resigned from his position as the Company's Senior Vice President, Chief Financial Officer and Secretary in May 2000.

Option Grants in Last Fiscal Year

   The following table sets forth certain information concerning the number and value of stock options granted to each of the Named Executive Officers in fiscal 2000. Percentages of total options for individual grants are based on an aggregate of options to purchase 302,160 shares of the common stock granted to employees of the Company during fiscal 2000, including the Named Executive Officers. The exercise price per share of each option was equal to at least the fair market value of the common stock on the date of grant as determined by the Board of Directors. Each such option vests with respect to 1/48 of the shares of common stock underlying such option on the last day of each calendar month, commencing with the month when the option was granted.

   Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the five to ten year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's estimates of future stock price growth.

                                      Individual Grants
                         ------------------------------------------- Potential realizable
                                     Percent of                        value at assumed
                         Number of     total                         annual rates of stock
                         securities   options                         price appreciation
                         underlying  granted to  Exercise               for option term
                          options   employees in  price   Expiration ---------------------
Name                      granted   fiscal 2000   ($/Sh)     date        5%        10%
----                     ---------- ------------ -------- ---------- ---------- ----------

Barnet J. Cohen.........    8,040        2.7%     $ 7.84   12/23/04   $ 10,094  $   29,241
Robert R. Cain..........   49,000       16.2%      14.94    6/18/09    460,327   1,166,559
Kenneth Alterwitz.......    8,040        2.7%      14.94    6/18/09     75,531     191,411
J. Randolph Cerf........   14,000        4.6%      14.94    6/18/09    131,522     333,303
Melanie Cullen..........    8,040        2.7%      14.94    6/18/09     75,531     191,411
                           20,000        6.6%       7.00    1/14/10     88,045     223,124
John Kordic.............    8,040        2.7%      14.94    6/18/09     75,531     191,411

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during fiscal 2000 and the year-end value of unexercised stock options.

                                                    Number of Unexercised     Value of Unexercised
                                                    Stock Options Held at    In-the-Money Options at
                            Shares                    April 1, 2000 (#)       April 1, 2000(1) ($)
                         Acquired on     Value    ------------------------- -------------------------
Name                     Exercise (#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ----------- ----------- ------------- ----------- -------------
Barnet J. Cohen.........       --           --        8,040         --             --         --
Robert R. Cain..........    10,000      $25,700     322,880      48,172     $1,016,241        --
Kenneth Alterwitz.......       --           --       47,733         --         135,805        --
J. Randolph Cerf........       --           --       75,946      18,454        221,089     $3,752
Melanie Cullen..........       --           --       59,498      32,485        166,461      3,752
John Kordic.............       --           --       64,518      13,735        187,253      3,752

--------
(1) The closing price of Valley Media, Inc. common stock on March 31, 2000, the last trading day prior to Valley's fiscal year end, was $5.750.

Employment Agreements

   On April 6, 1998, the Company entered into severance agreements with the following executive officers:

  . Robert Cain

  . Kenneth Alterwitz

  . J. Randolph Cerf

  . Melanie Cullen

  . Paige Dickow

  . John Kordic

  . Ronald Phillips

   Each severance agreement provides that the officer who is a party to that agreement will be entitled to certain severance payments if his or her employment is terminated constructively or without cause or he or she resigns within 30 days after the first anniversary of a change in control of the Company. Such severance payments could include payment of an amount equal to twice the aggregate of the officer's annual salary immediately prior to the termination of his or her employment and his or her target bonus for the year in which such termination occurred.

Principal Stockholders

   The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 2, 2000, by (a) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of common stock, (b) each director, (c) each of the Named Executive Officers, and (d) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that each individual or entity named has sole investment and voting power of the shares of common stock beneficially owned by them, except for applicable community property laws. The percentages beneficially owned have been calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of June 2, 2000 are counted as outstanding for the purpose of calculating the number and percentage owned by such person, but not counted as outstanding for the purpose of calculating the percentage owned by any other person listed. Percentages beneficially owned are based on shares of common stock outstanding as of June 2, 2000. With respect to shares held in the Employee Stock Ownership Plan (the "ESOP"), allocated shares are voted by the persons to whose account they are allocated. The ESOP trustees have authority to direct the votes of unallocated shares and allocated shares that are not voted by the person to whom they are allocated. All of the shares held by the ESOP are currently allocated to individual accounts. An asterisk indicates beneficial ownership of less than 1.0% of the outstanding shares of common stock.

                                                        Shares     Percentage
                                                     Beneficially Beneficially
Name                                                    Owned        Owned
----                                                 ------------ ------------
Lawrence Archibald(1)...............................     70,518          *
Christopher Mottern(2)..............................     27,470          *
Wendy Paskin-Jordan(3)..............................     41,875          *
James Sha(4)........................................     41,958          *
Kenneth Alterwitz(5)................................     68,824          *
Robert R. Cain(6)...................................    423,363        4.8%
J. Randolph Cerf(7).................................    118,714        1.4%
Barnet J. Cohen(8)..................................  3,189,920       37.7%
Melanie Cullen(9)...................................     74,133          *
John Kordic(10).....................................     73,473          *
All Directors and Executive Officers as a Group (13
 persons)(11).......................................  4,272,794       46.0%

--------
 (1) Consists of 67,168 shares of common stock and exercisable options to purchase 3,350 shares of common stock.
 (2) Consists of 24,120 shares of common stock and exercisable options to purchase 3,350 shares of common stock.
 (3) Consists of 40,200 shares of common stock and exercisable options to purchase 1,675 shares of common stock.

 (4) Consists of 40,200 shares of common stock and exercisable options to purchase 1,758 shares of common stock.
 (5) Consists of 20,100 shares of common stock, exercisable options to purchase 47,733 shares of common stock and 991 shares of common stock allocated to Mr. Alterwitz's account under the ESOP.
 (6) Consists of 83,728 shares of common stock, exercisable options to purchase 328,302 shares of common stock, and 11,333 shares of common stock allocated to Mr. Cain's account under the ESOP.
 (7) Consists of 39,120 shares of common stock, exercisable options to purchase 78,452 shares of common stock and 1,142 shares of common stock allocated to Mr. Cerf's account under the ESOP.
 (8) Consists of 3,094,966 shares of common stock and 94,954 shares of common stock allocated to Mr. Cohen's account under the ESOP.
 (9) Consists of 11,695 shares of common stock, exercisable options to purchase 60,258 shares of common stock and 2,180 shares of common stock allocated to Ms. Cullen's account under the ESOP.
(10) Consists of 5,324 shares of common stock, exercisable options to purchase 66,528 shares of common stock and 1,621 shares of common stock allocated to Mr. Kordic's account under the ESOP.
(11) Consists of 3,445,681 shares of common stock, exercisable options to purchase 712,178 shares of common stock and 114,935 shares of common stock allocated to the accounts of Messrs. Cohen, Cain, Cerf, Kordic and Alterwitz and Ms. Cullen under the ESOP.

Report Of The Compensation Committee Of The Board Of Directors

   The Company's Board of Directors formed a Compensation Committee in March 1997 (the "Committee"). The Committee members during fiscal 2000 were Lawrence Archibald, who was the Committee's Chairman, Christopher Mottern, Barnet Cohen and Wendy Paskin-Jordan. Messrs. Archibald and Mottern and Ms. Paskin-Jordan have never been officers or employees of the Company. Mr. Cohen has been the Chairman of the Board of Directors since the Company's formation and served as the Company's Chief Executive Officer from March 1979 to December 1997 and the Company's acting Chief Executive Officer since June 2000. At the time it formed the Committee, the Board intended that all of the members of the Committee would be outside (i.e., non-employee) directors after the Company completed its initial public offering. For this reason, on May 14, 1999, Barnet Cohen resigned from the Committee and the Board appointed Wendy Paskin-Jordan to serve on the Committee as Mr. Cohen's successor.

Compensation Philosophy

   The Company's philosophy in designing the compensation programs for its executive officers has been to: (i) motivate each executive toward the achievement of the Company's short and long-term goals, as reflected in its strategic business plans and its mission and values statements; (ii) provide an overall compensation package which is competitive with the median compensation packages offered by similar companies; and (iii) make a significant portion of each executive's total compensation at-risk incentive compensation in order to emphasize the relationship between pay and performance through annual cash bonus opportunities and long-term equity based incentive awards. The three components of the executive compensation program are base annual salary, short-term incentive pay under the Company's annual incentive plan and long-term equity-based awards in the form of stock options.

   The Company has retained independent consultants to assist with development of its executive compensation program based on a comprehensive analysis of pay practices of a custom group of comparator companies. These companies were selected by Valley Media and consisted of national companies in the distribution, wholesale and retail industries with similar sized revenues, sales growth and profit margin.

Base Annual Salary

   An executive officer's base salary is determined by evaluating the responsibilities of the position, the individual's experience and the competitive base salaries paid to executive officers with comparable qualifications, experience and responsibilities. With the assistance of the Company's compensation consulting firm, a survey is conducted of benchmark positions in the comparator group. Base salaries are targeted at a level below the median salary reported for the comparator group (adjusted for size). In making its determinations regarding executives other than the Chief Executive Officer, the Compensation Committee received the recommendations of the Company's Chief Executive Officer.

Annual Incentive Plan

   The Company's Management Incentive Plan (the "MIP") provides for variable cash bonuses for eligible executive and management employees based on Company and individual performance. Target bonuses under the MIP are set at levels comparable to the median target bonus opportunity of the comparator group. For fiscal 2000, the MIP as it applied to executive officers had a cash bonus opportunity from 35% to 60% of base salary on March 31, 2000 (60% for the Chief Executive Officer) if the specified financial and performance objectives were met. The bonus is based on both corporate performance as measured by net income and individual performance against pre-established objectives. The corporate component is weighted 75% and the individual component is weighted 25% for senior executives. The MIP provides for a threshold of 90% of the net income target before any incentive award is paid. If the net income target is exceeded by 120%, the corporate portion of the award will payout at 150%.

   Achievement of individual objectives and payment of incentive awards are subject to the approval of the Chief Executive Officer, or in the Chief Executive Officer's case, the Compensation Committee.

   The net income target was not achieved for fiscal 2000. As a result, no incentive awards were paid under the MIP for fiscal 2000.

Stock Options

   A major objective of the Compensation Committee is to create a strong alignment between the senior executives and stockholders. Using stock options to bring total compensation opportunity to a level at or slightly above the comparator group places a significant portion of compensation at-risk and aligns executives' long-term financial interests with stockholders.

   During fiscal 2000, the Company granted stock options to the Chief Executive Officer and certain senior executives. In determining the number of options to be granted, the Compensation Committee considered the advice of outside consultants, which was based upon the competitive practices of the comparator group and each executive's potential for helping the Company to achieve its long-term objectives. Options were granted throughout fiscal 2000 under the Company's Amended and Restated 1997 Stock Option Plan. The options granted were 100% vested at the grant date for Barnet J. Cohen and have a five-year term. The options granted to the Chief Executive Officer and certain other senior executives vest 100% over four years following the date of grant and have a ten-year term.

Chief Executive Officer

   Rob Cain's compensation was determined pursuant to the principles noted above while he was the Company's President and Chief Executive Officer. In July 1999, Mr. Cain's base annual salary was increased from $330,000 to $355,000. In determining the amount of Mr. Cain's salary increase, the Committee considered the Company's overall performance in the prior year and the base annual salaries paid to chief executive officers in comparator companies. Mr. Cain's MIP target award opportunity of 60% of annual base salary was also determined by the principles noted above. 100% of Mr. Cain's incentive award opportunity is based on corporate performance. Because the net income target for fiscal 2000 was not achieved, no incentive award was paid to Mr. Cain. Mr. Cain received a stock option grant of 49,000 shares during fiscal 2000.

Compensation Deductibility Policy

   The Compensation Committee's policy with respect to the tax deductibility of compensation in excess of $1 million payable to each of the Named Executive Officers is to comply with the requirements of Section 162(m) of the Code applicable to qualified performance-based compensation to the extent such compliance is practicable and in the best interest of the Company and its stockholders.

Lawrence Archibald, Chairman

Christopher Mottern

Wendy Paskin-Jordan

Company Stock Performance

   The graph below provides an indicator of cumulative total stockholder return for the Company as compared with the Nasdaq Stock Market (U.S.) index and a Peer Group.

                          COMPARISON OF TOTAL RETURN
                     FROM APRIL 4, 1999 TO APRIL 1, 2000
        AMONG VALLEY MEDIA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                               AND A PEER GROUP

                                 [LINE GRAPH]

            VALLEY MEDIA, INC.   PEER GROUP   NASDAQ STOCK MARKET (U.S.)

4/4/99            100               100                 100

4/30/99          113.04            101.62              101.73

4/1/00           28.57             135.12              188.95


   This graph is based on the assumption that $100 had been invested in Valley Media common stock and each index on April 4, 1999, and that all quarterly dividends were reinvested.

   The Peer Group Index comprises the returns of the following companies, weighted according to their respective stock market capitalization: Arrow Electronics, Inc., Bindley Western Industries, Brightpoint, Inc., CDNOW, Inc., Central Garden & Pet Co., Handleman Co., Hollywood Entertainment, Image Entertainment, Inc., Ingram Micro, Inc., Marshall Industries, Musicland Stores Corp., Navaree Corp., Transworld Entertainment, and US Foodservice. Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's directors and executive officers and holders of more than 10% of the Company's common stock file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the transaction reports it received from reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders were complied with during fiscal 2000, except that Mr. Cerf inadvertently failed to file a report of change in beneficial ownership to report his purchase in August 1999 of shares of the Company's common stock until November 1999 and Ms. Dickow inadvertently failed to file a report of change in beneficial ownership to report her exercise of stock options in July 1999 until May 2000.

Certain Transactions

   Bernard Herman and Arthur Bach, who were senior officers of Star Video Entertainment, L.P. ("Star"), entered into three-year and one-year employment agreements, respectively, with the Company to serve as officers of the Company's video operations in connection with the Company's acquisition of substantially all of the assets of Star in May 1997. In July 1997, the Company and Messrs. Herman and Bach agreed to terminate those agreements and entered into severance agreements that provided for payments of $21,875 per month to each individual. Mr. Herman's agreement expired in May 2000 and Mr. Bach's agreement expired in May 1998.

   On December 31, 1999, Mr. Alterwitz resigned from his position as the Company's Senior Vice President, Sales and Marketing and ceased to be an employee of the Company. As a result of the termination of his employment with the Company, Mr. Alterwitz became entitled to certain payments under his severance agreement. In addition, on December 31, 1999, Mr. Alterwitz entered into a separation and consulting agreement with the Company, under which the Company agreed to make certain payments to Mr. Alterwitz and forgive an outstanding indebtedness of Mr. Alterwitz, and Mr. Alterwitz agreed to provide consulting services to the Company for a period of six months. The total payments made to Mr. Alterwitz by the Company pursuant to these agreements are set forth in the Summary Compensation Table.

   On April 10, 2000, Mr. Cerf entered into an agreement with the Company that superseded the severance agreement he entered into with the Company in April 1998. Under the new agreement, the Company agreed to make certain payments to Mr. Cerf upon execution of the agreement and upon the closing of a transaction between Valley and amplified.com, Inc. On May 31, 2000, Mr. Cerf resigned from his position as the Company's Senior Vice President and Chief Financial Officer and ceased to be an employee of the Company. On June 2, 2000, Mr. Cerf entered into a second agreement with the Company, pursuant to which the Company agreed to make an additional payment to Mr. Cerf in exchange for a general release of claims. The aggregate amount paid to Mr. Cerf under the two agreements was $335,000.

   In April 1998 and January 1999, Rob Cain, the Company's former President and Chief Executive Officer, exercised options granted to him under the 1994 Stock Option Plan to purchase 52,260 shares of common stock at an exercise price of approximately $2.43 per share. The aggregate exercise price paid by Mr. Cain was approximately $127,000. As permitted under the plan, Mr. Cain paid the exercise price by delivering promissory notes in the aggregate principal amount of approximately $127,000. These notes bore interest at an average interest rate of 8.125% per annum, with interest payable quarterly and outstanding principal due three years from the date of issuance. Mr. Cain pledged 52,260 shares of common stock held by him to secure his obligations under the notes. The notes were paid in full by Mr. Cain in April 1999.

   On July 2, 1999, the Company, Valley Entertainment, Inc. ("VE"), and Barnet Cohen, entered into a Contribution Agreement. Pursuant to the Contribution Agreement, Valley assigned the assets of its Valley Entertainment division to VE in return for 19 shares of VE's common stock and a cash payment. Certain individuals, including Mr. Cohen, transferred a total of $1,620,000 in cash to VE in return for 81 shares of VE's common stock. Mr. Cohen, who is the President and Chief Executive Officer of VE, contributed

$1,320,000 in cash in exchange for 66 shares of VE's common stock. Two of the other VE stockholders are former employees of the Company. Neither of these former employees was an executive officer or a significant stockholder of the Company.

   At the same time the Company and VE entered into the Contribution Agreement, the parties entered into an Administrative Services Agreement pursuant to which the Company agreed to provide certain administrative services to VE. The Company believes the fees charged by Valley to VE under the Administrative Services Agreement are the product of good faith, arms-length bargaining between the parties. The Company also believes these fees are reasonably related to the fees the Company would charge an unrelated party in a similar transaction. The Contribution Agreement and the Administrative Services Agreement have been approved by the disinterested members of the Company's Board.

   VE is a music label that sells prerecorded music products. VE's music products are distributed through the Company's Distribution North America division pursuant to a Distribution Agreement between the Company and VE. Valley believes the terms of the Distribution Agreement are reasonably related to the terms Valley would obtain in a comparable transaction with an unrelated party.

   The Company has entered into indemnification agreements with each of its directors and officers. These agreements require the Company to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred by any such person in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism by reason of any event or occurrence arising out of such person's services as a director or officer of the Company.

   The Board of Directors recommends a vote in favor of each of the nominees.

                                    ITEM 2:

                         AMENDMENT TO STOCK OPTION PLAN

General

   Stockholders are being asked to approve an amendment to the Company's Amended and Restated 1997 Stock Option Plan that will increase the number of shares reserved for issuance under the plan from 1,206,000 to 1,706,000. As amended, the plan would provide for the issuance of stock options for the purchase of up to 1,706,000 shares of common stock to the Company's employees, directors and consultants. Aside from the increase in shares reserved for issuance, all of the remaining provisions of the plan would remain in full force and effect. The proposed amendment to the plan is attached to this proxy statement as Appendix I.

   As of June 2, 2000, options to purchase an aggregate of 886,292 shares were outstanding under the plan and options to purchase an aggregate of 11,902 shares had been exercised pursuant to the plan. No awards have been made under the plan that are contingent on the amendment being adopted.

Description of the Plan

   Administration. The plan must be administered by the Board of Directors or by a committee of the Board comprising two or more members. The Board has delegated authority to administer the plan to the Compensation Committee (the "Committee"). The Committee is currently comprised solely of outside directors, and the Board intends that this remain the case going forward. Among other things, the Committee has the discretion to select the form and timing of awards made under the plan and the persons to whom awards are made. The Committee also has the authority, subject to the terms of the plan, to adopt rules and regulations to administer and interpret the plan.

   Eligibility. Key employees of the Company and its subsidiaries, including officers of the Company, directors of the Company and independent contractors, consultants or advisors to the Company, are eligible to receive awards under the plan. As of June 2, 2000, options had been granted to approximately 112 persons under the plan.

   Limits. Under the proposed amendment, an aggregate of 1,706,000 shares could be issued pursuant to awards granted under the plan. In its current form, the plan provides that an aggregate of 1,206,000 shares can be issued pursuant to awards granted under the plan. During any single year no person may receive (i) stock options for the purchase of more than 150,000 shares, (ii) stock appreciation rights covering more than 150,000 shares, (iii) performance share awards covering more than 150,000 shares or (iv) stock issuances of more than 150,000 shares. The number of shares reserved under the plan and the limits on the respective types of awards, as well as the number of shares subject to any outstanding awards, will be appropriately adjusted in the event of any stock split, stock dividend, reverse stock split or other similar change in the Company's common stock as a class. If an award lapses or rights to the award are returned to the Company or otherwise terminate, the shares subject to such award will be available for future awards under the plan. The plan prohibits the making of awards after March 31, 2009.

   Awards. Awards under the plan may be made in the form of stock options, stock appreciation rights, stock issuances and performance shares.

   Stock options granted under the plan may be either incentive stock options or non-qualified options. The exercise price of an option may not be less than the fair market value of the underlying shares as of the date of grant. If the optionee owns 10% or more of the Company's outstanding shares of common stock, the exercise price must not be less than 110% of the fair market value of the underlying shares on the grant date. Unless the Committee establishes a different vesting period for a particular option, options become exercisable ratably on a monthly basis during the four-year period following the date of grant. If employment is terminated during the vesting period, unvested options will expire; vested options may remain outstanding for periods of as long as one year following termination, depending on the circumstances of the termination and the type of option. An option may not in any event be exercisable for more than ten years following the date of grant. Upon a change in control, outstanding options under the plan will become fully vested. A change in control is defined as any of the following; (i) the sale of all or substantially all of the Company's assets; (ii) any change in ownership or control of the outstanding voting securities of the Company following which any person or entity other than Barnet Cohen, his spouse, any affiliate or associate of either of them, or the Company's Employee Stock Ownership Plan owns 35% or more of the outstanding voting securities of the Company; (iii) any change in the membership of the Board of Directors following which members of the current Board or persons appointed to or nominated for membership by a majority of the members of the current Board do not constitute a majority of the Board; or (iv) any business combination involving the Company immediately following which the stockholders of the Company immediately prior to the combination do not hold more than 65% of the outstanding voting securities of the entity that survives or results from the combination in the same proportions as they held common stock of the Company.

   Incentive stock options are subject to certain additional restrictions, including that such options may only be granted to employees; the aggregate fair market value of the shares underlying incentive stock options that first become exercisable in any year may not exceed $100,000 based on the fair market value of the stock on the date the option was originally granted (to the extent the shares underlying an incentive stock option exceed that threshold, the option will be treated as a non-qualified stock option); and such options must expire within 90 days of termination of employment, other than termination due to death or disability or the option will be treated as a non-qualified option.

   A stock appreciation right ("SAR") allows the holder, upon exercise, to receive common stock or, at the Committee's election, cash or a combination of cash and common stock, with a value equal to the value of the Company's common stock at the date of exercise less the purchase price specified in the SAR. The purchase price may not be less than the fair market value of the common stock at the date of issue of the SAR. SARs will become vested over periods of time established by the Committee and shall have such other terms, including forfeiture provisions, as are established by the Committee. SARs may be granted in tandem with an option granted under the plan or may be granted independently. SARs granted in tandem with an option will only be exercisable when the accompanying option is exercisable. No SAR may remain exercisable for a period of more than ten years from the date of its grant. The holder of a SAR has no voting, dividend or other rights of a stockholder.

   The plan authorizes stock issuances to eligible persons. Stock issuances may be made for a consideration that is equal to the per share par value of the common stock or such higher price as may be approved by the Committee. The purchase price may be paid in the form of cash, past services rendered to the Company or the foregoing of salary or bonus that is otherwise payable to the participant. The right to retain shares issued as a stock issuance may be made subject to vesting restrictions or performance criteria established by the Committee. If the holder ceases to be employed by the Company during any applicable vesting period, or if applicable performance criteria are not satisfied, the shares of common stock issued as the stock issuance award will be subject to repurchase at the price originally paid by the holder.

   Performance shares awards are credited to an account maintained for the recipient. An award period is established with respect to each grant, and the amount of performance shares earned over the period is based on the Company's, or a subsidiary's or division's, attaining performance goals established by the Committee over the award period. The performance goals will be based on cash flow, expenses, increases in stock price, market share, net income (before or after taxes), net operating income, return on assets, return on equity, return on investment, revenue, total stockholder return, earnings per share, or implementation of processes or projects. The payout on performance shares is equal to the fair market value of the common stock at the end of the award period times the number of performance shares earned. The Committee may establish a maximum payment per share. Awards may be paid in shares of common stock, cash or a combination of both. The holder of performance shares must remain in the employment of the Company throughout the award period, subject to the Committee's ability to allow partial payment in the event of death or disability or a change in control. A recipient of performance shares has no voting, dividend or other rights of a stockholder until shares of common stock are actually issued in payment of an award.

   Transferability. Interests of participants in the plan are not transferable, except in the event of a participant's death.

   Amendments and Termination. The Board may, with the consent of the affected participant, cancel or reduce an outstanding award if it determines that certain aspects of the award are not in the best interests of the Company. The Board may amend the plan at any time, provided that any amendment of the plan shall be subject to approval of the Company's stockholders to the extent required by applicable laws, regulations or rules.

Prior Awards

   The plan does not require that awards be made to any particular person or persons. By way of background, during fiscal 2000, options to purchase 335,928 shares were awarded under the plan. The number of shares subject to options granted to the Named Executive Officers under the plan is set forth in the table above under "Executive Compensation--Option Grants in Last Fiscal Year."

   The Board of Directors recommends a vote in favor of amending the Amended and Restated 1997 Stock Option Plan to increase the number of shares reserved for issuance pursuant to awards granted under the Plan from 1,206,000 to 1,706,000.

                                    ITEM 3:

       RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS FOR FISCAL 2001

   The independent auditors of the Company selected by the Audit Committee for fiscal 2001 is Deloitte & Touche LLP. The Committee has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1995. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001 is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

   Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required to ratify the selection of Deloitte & Touche LLP.

   The Board of Directors recommends a vote in favor of the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001.

Other Matters

   As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals

   Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of stockholders must be received by the Secretary of the Company at its offices at 1280 Santa Anita Court, Woodland, California 95776, no later than April 13, 2001 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

   In addition, stockholders wishing to nominate directors or propose other business at the 2001 Annual Meeting, but not intending to include such nomination or proposal in the Company's proxy statement for such meeting, must give advance notice pursuant to the requirements of the Company's Bylaws. Per these requirements, notice of any such nomination or proposal must be received by the Company's Secretary at the principal executive offices of the Company not later than June 12, 2001 and not earlier than May 13, 2001, subject to the alternative dates described in the next sentence. If the 2001 Annual Meeting is held earlier than July 12, 2001 or later than October 10, 2001, then notice of such nominations or proposal must be received not sooner than the 90th day prior to such meeting and not later than the 60th day prior to such meeting, provided that if the date of such meeting has not been publicly announced by the Company at least 70 days prior to its date, then such notice must be received not later than 10 days following the date of the first public announcement of the meeting date. The notice must contain the information required under the Company's Bylaws. If notice is not received in accordance with this schedule, then the nomination or other proposal will not be brought before the 2001 Annual Meeting.

                                          Sachin Adarkar
                                          Secretary

June 22, 2000


 YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                                                      APPENDIX I

                                AMENDMENT NO. 1
                                       TO
                  AMENDED AND RESTATED 1997 STOCK OPTION PLAN

   A. Valley Media, Inc., a Delaware corporation (the "Company"), has adopted an Amended and Restated 1997 Stock Option Plan (the "Plan") to advance the interests of the Company and its stockholders by enabling the Company to attract and retain qualified directors, officers, key employees, independent contractors, consultants and advisors by providing them with an opportunity for investment in the Company.

   B. The Company desires to further the purposes for which the Plan was adopted by increasing the maximum number of shares of the Company's common stock that may be issued pursuant to awards granted under the Plan from 1,206,000 to 1,706,000.

   NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section I.D. of the Plan is deleted in its entirety and replaced with the following:

       D. Shares Reserved for Awards. In no event will the Company issue, in the aggregate, more than 1,706,000 Shares (inclusive of Shares issued pursuant to the 1997 Stock Option Plan prior to its amendment and restatement hereunder) pursuant to Awards.

     2. Except as expressly set forth in this Amendment No. 1, the Plan and each provision thereof shall remain in full force and effect.


                                                        Please detach here


                                  The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:  01 Barnet J. Cohen        02 Christopher Mottern            [ ] Vote FOR           [ ] Vote WITHHELD
                                                                                           all nominees           from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Item 2: To approve the amendment to the Company's Amended and Restated
   1997 Stock Option Plan                                                              [ ] For        [ ] Against     [ ] Abstain

3. Item 3: To ratify the selection of Deloitte & Touche LLP as independent auditors
   of the Company for fiscal 2001                                                      [ ] For        [ ] Against     [ ] Abstain

4. In their discretion the proxies are authorized to vote upon such other matters as
   may properly come before the meeting                                                [ ] For        [ ] Against     [ ] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL.
Address Change? Mark Box [ ]
Indicate changes below:                                                                     Date:_________________________



                                                                        Signature(s)  In Box
                                                                        Please sign exactly as your name(s) appear on Proxy. If
                                                                        held in joint  tenancy,  all  persons  must sign.  Trustees, administrators,  etc.,  should  include title and authority.
                                                                        Corporations  should  provide full name of  corporation  and title of authorized officer signing the proxy.


                                                       VALLEY MEDIA, INC.
                                                 ANNUAL MEETING OF STOCKHOLDERS

                                                    Friday, August 11, 2000
                                                           10:00 a.m.

                                                   Heidrick Ag History Center
                                                         1962 Hays Lane
                                                   Woodland, California 95776

[LOGO OF VALLEY MEDIA, INC.]

         Valley Media, Inc.
         1280 Santa Anita Court, Woodland, California 95776               proxy
--------------------------------------------------------------------------------
This proxy statement is solicited by the Board of Directors for use at the Annual Meeting on August 11, 2000.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Barnet J. Cohen, Sachin Adarkar, and Donald E. Rose and each of them, with full power of substitution and revocation, to represent you and vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of such meeting.




                     See reverse for voting instructions.

                                                        Please detach here
---------------------------------------------------------------------------------------------------------------------------------
                                  The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:  01 Barnet J. Cohen        02 Christopher Mottern          [ ] Vote FOR         [ ] Vote WITHHELD
                                                                                         all nominees         from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Item 2: To approve the amendment to the Company's Amended and Restated
   1997 Stock Option Plan                                                            [ ] For     [ ] Against      [ ] Abstain

3. Item 3: To ratify the selection of Deloitte & Touche LLP as independent auditors
   of the Company for fiscal 2001                                                    [ ] For     [ ] Against      [ ] Abstain

4. In their discretion the proxies are authorized to vote upon such other matters as
   may properly come before the meeting                                              [ ] For     [ ] Against      [ ] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL.
Address Change? Mark Box [ ]
Indicate changes below:                                                                 Date:_____________________



                                                                     Signature(s) In Box
                                                                     Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees,
                                                                     administrators, etc., should include title and authority.
                                                                     Corporations should provide full name of corporation and title of authorized officer signing the proxy.


                                                        VALLEY MEDIA, INC.

                                                  ANNUAL MEETING OF STOCKHOLDERS

                                                      Friday, August 11, 2000
                                                             10:00 a.m.

                                                    Heidrick Ag History Center
                                                          1962 Hays Lane
                                                    Woodland, California 95776

[LOGO OF VALLEY MEDIA, INC.]

                                                                           ESOP
        1280 Santa Anita Court, Woodland, California 95776                 proxy
--------------------------------------------------------------------------------
This proxy statement is solicited by the Board of Directors for use at the Annual Meeting on August 11, 2000.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Barnet J. Cohen, Sachin Adarkar, and Donald E. Rose and each of them, with full power of substitution and revocation, to represent you and vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of such meeting.


                      See reverse for voting instructions.